MuniHoldings Fund II, Inc.

File No. 811-8215

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Messrs. William Bentley, Lawrence Haber, Jerry Miller, Frank Salerno, and Charles Winters, all officers to the Registrant, are subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on behalf of Mr. Bentley by August 30, 2002 and Forms 3 should have been filed on behalf of Messrs. Haber, Miller, Salerno, and Winters by August 18, 2002.  Late filings on behalf of each of the above officers were executed on October 25, 2002.